Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                                                February 7, 2006

Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

 Re:  Filing of Schedule 13G - Lasalle Hotel Properties


Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                                Sincerely,



                                                                Jeffrey A. Ruiz








Enclosures



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                            Lasalle Hotel Properties
                     ---------------------------------------
                                 NAME OF ISSUER:


                         Common Stock ($0.001 Par Value)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                    517942108
                     ---------------------------------------
                                  CUSIP NUMBER


                                December 30, 2005
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG*

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     2,226,300
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  2,259,500
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,259,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.35%

12. TYPE OF REPORTING PERSON

         BK, HC, CO

     * In accordance with Securities Exchange Act Release No. 39538 (January 12,
     1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.






1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RREEF America, L.L.C.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ]
          (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     2,117,900
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  2,177,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,177,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.12%

12. TYPE OF REPORTING PERSON

         IA, CO










1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Comrp. Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  2,600
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.01%

12. TYPE OF REPORTING PERSON

     BK, CO












1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  16,200
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.05%

12. TYPE OF REPORTING PERSON

      IA, CO












1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investment

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     48,400
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  62,800
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         62,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.18%

12. TYPE OF REPORTING PERSON

      IA, CO












Item 1(a).        Name of Issuer:

                  Lasalle Hotel Properties

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  4800 MONTGOMERY LANE SUITE M25
                  BETHESDA MD 20814

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of the Reporting Person is:

                  Taunusanlage 12, D-60325
                  Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.001 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)  [ ] Broker or dealer registered under section 15 of the
                          Act;

                 (b)  [X] Bank as defined in section 3(a)(6) of the Act;

                          Deutsche Bank Trust Company Americas

                 (c)  [ ] Insurance Company as defined in section 3(a)(19)
                          of the Act;

                 (d)  [ ] Investment Company registered under section 8
                          of the Investment Company Act of 1940;

                 (e)  [X] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                          RREEF America, L.L.C.

                          Deutsche Investment Management Americas

                          Deutsche Asset Management  Inc.

                 (f)  [ ] An employee benefit plan, or endowment fund in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)  [X] parent holding company or control person in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                          Deutsche Bank AG

                 (h)  [ ] A savings association as defined in section
                          3(b) of the Federal Deposit Insurance Act;

                 (i)  [ ] A church plan that is excluded from the
                          definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)  [ ] Group, in accordance with Rule 13d-1
                          (b)(1)(ii)(J).


Item 4.           Ownership.

                 (a)    Amount beneficially owned:

                        The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                (b)     Percent of class:

                        The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                (c)     Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:

                           The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (ii) shared power to vote or to direct the vote:

                           The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                           The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                           The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        Subsidiary Item 3                   Classification

                  RREEF America, L.L.C.                     Investment Advisor

                  Deutsche Bank Trust Company Americas      Bank

                  Deutsche Asset Management Inc             Investment Advisor

                  Deutsche Investment Management Americas   Investment Advisor

Item 8.           Identification and Classification of Members of the Group.
                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                                 Not applicable.

Item 10.          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06

                                                      DEUTSCHE BANK AG


                                                      By: /s/ Jeffrey A. Ruiz
                                                      Name: Jeffrey A. Ruiz
                                                      Title: Vice President

                                                      By: /s/ Pasquale Antolino
                                                      Name: Pasquale Antolino
                                                      Title: Associate

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                                        RREEF America, L.L.C.

                                                        By: /s/ Peter Pages
                                                        Name: Peter Pages
                                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                           Deutsche Bank Trust Company Americas


                                                         By: /s/ Jeffrey A. Ruiz
                                                           Name: Jeffrey A. Ruiz
                                                           Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                                 Deutsche Asset Management Inc.


                                                         By: /s/ Jeffrey A. Ruiz
                                                           Name: Jeffrey A. Ruiz
                                                           Title: Vice President

                                        SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                        Deutsche Investment Management Americas


                                                         By: /s/ Jeffrey A. Ruiz
                                                           Name: Jeffrey A. Ruiz
                                                           Title: Vice President